EXHIBIT 10.1

SERVICES AGREEMENT

between

LIXTE BIOTECHNOLOGY, INC.

and

Freestate of Bavaria
Represented by

UNIVERSITY OF REGENSBURG

for its
Institute of Pathology,
Franz-Josef-Strauss-Alle 11, D-93053 Regensburg

SERVICES AGREEMENT

This Agreement is made as of the 5th day of January, 2007 (the “Effective Date”), between Lixte Biotechnology, Inc., a Delaware corporation having its principal place of business at 248 Route 25A #2, East Setauket, New York 11733, United States of America (“Lixte”), and The Free State of Bavaria, represented by the University of Regensburg, a German entity having its principal place of business at 93040 Regensburg, Germany, in turn represented by the Head of Administration (“University”).

WITNESSETH

WHEREAS, University has expertise in the field of surgical oncology;

WHEREAS, Lixte is a company engaged in finding improved methods for characterizing, detecting, estimating prognosis for, treating and evaluating treatment response for life-threatening diseases, particularly cancer;

WHEREAS, University provides cancer samples and related biological fluid samples to companies;

WHEREAS, Lixte wishes to retain University to provide to it certain samples of primary human cancer tissue and related biological fluids as set forth in this Agreement; and

WHEREAS, University wishes to provide such samples to Lixte on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth hereinafter, University and Lixte agree as follows:

ARTICLE I
DEFINITIONS

In this Agreement, each of the following words and phrases shall have the meaning set forth below:

1.1
“Affiliate” of a specified entity shall mean an entity that directly or indirectly controls, is controlled by, or is under common control with, the entity specified. For this purpose, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity whether through voting shares, securities or otherwise.

1.2
“Cancer Sample” shall mean a sample of a human cancer prepared according to the procedures set forth in Appendix A. The term Cancer Sample preceded by a cancer type, e.g., renal Cancer Sample, shall mean that the Cancer Sample is derived from a cancer of that type. The human cancer which constitutes a Cancer Sample can include, without limitation, a tumor and a carcinoma.

1.3	“Corresponding Cancer Sample”, with respect to a Section, shall mean the Cancer Sample from which the Section is obtained.

1.4	“Material” shall mean Cancer Sample, Section, Serum Sample and/or Urine Sample.

1.5	“Section”, with respect to a Cancer Sample, shall mean (i) a slice of the Cancer Sample prepared according to the procedures set forth in Appendix A, or (ii) a photomicrograph of such slice.

1.6	“Serum Sample” shall mean a sample of human serum prepared according to the procedures set forth in Appendix A.

1.7
“Supervisor” shall mean the individual specified in Paragraph 2.9 having primary responsibility for directing the services provided by the University under this Agreement. Supervisor shall have primary responsibility for directing, without limitation, the following:

1.7.1	Providing Materials to Lixte;

1.7.2	Ensuring University’s adherence to the time limitations set forth in Paragraphs 2.2 and 2.4 of this Agreement;

1.7.3	Obtaining all necessary authorizations, licenses, consents and approvals from University’s ethics board (or equivalent);

1.7.4	Ensuring that all Materials sent to Lixte are anonymous, i.e. that all patient identifiers are removed therefrom;

1.7.5	Maintaining a patient key to permit University to provide certain additional information to Lixte with respect to each patient from whom Material is obtained;

1.7.6	Ensuring that University’s performance of its obligations under this Agreement are performed in accordance with good clinical practice; and

1.7.7	Supervising and documenting all individuals performing tasks in connection with University’s obligations under this Agreement.

1.8	“Surgery”, with respect to a Cancer Sample, shall mean the attempted curative surgery during which the solid tissue for the Cancer Sample is obtained.

1.9	“Urine Sample” shall mean a sample of human first morning urine prepared according to the procedures set forth in Appendix A.

ARTICLE II
SERVICES

2.1	For each of the cancer-afflicted patients identified in Subparagraphs 2.1.1-2.1.8 below, University shall provide to Lixte for its inspection one Section of a Cancer Sample obtained from such patient:

2.1.1	at least 10 patients afflicted with pancreatic cancer;

2.1.2
at least 20 patients afflicted with stomach carcinomas, including at least 10 patients afflicted with diffuse-type stomach tumors and at least 10 patients afflicted with intestinal-type stomach tumors;

2.1.3	at least 10 patients afflicted with breast adenocarcinomas;

2.1.4	at least 10 patients afflicted with bladder carcinomas;

2.1.5	at least 10 patients afflicted with renal cell cancers;

2.1.6	at least 10 patients afflicted with prostate adenocarcinomas;

2.1.7	at least 10 patients afflicted with colon adenocarcinomas; and

2.1.8
at least 30 patients afflicted with ovarian carcinomas, including at least 10 patients afflicted with serous carcinomas, and including, if the numbers of patients permit, (i) at least 10 patients afflicted with mucinous carcinomas, and (ii) at least 10 patients afflicted with endometroid carcinomas.

2.2
Within six (6) months of the Effective Date, University shall provide to Lixte at least one-half of the Sections it is obligated to provide pursuant to Paragraph 2.1, namely at least 55 Sections, with the proviso that these 55 Sections are comprised of 10 Sections from the 20-patient group of Subparagraph 2.1.2, 15 Sections from the 30-patient group of Subparagraph 2.1.8, and 5 Sections from each of the 10-patient groups of Subparagraphs 2.1.1 and 2.1.3-2.1.7.

2.3
After receiving each Section from University pursuant to Paragraph 2.1, Lixte may inspect the Section and (i) if based on that inspection the Corresponding Cancer Sample meets the specifications set forth in Appendix A, Lixte may request that University provide to it the Corresponding Cancer Sample, or (ii) if based on that inspection the Cancer Sample deviates from the specifications set forth in Appendix A, Lixte may request that University provide to it a Section of a Cancer Sample from the same patient or another patient with the same type of cancer. Lixte may repeat the request of part (ii) of this Paragraph until University is able to provide Lixte with a Cancer Sample which meets the specifications set forth in Appendix A, provided that Lixte may not repeat the request of part (ii) of this Paragraph more than two (2) times.

2.4	Within sixty (60) days after receiving Lixte’s request for a Cancer Sample pursuant to part (i) of Paragraph 2.3, University shall provide Lixte with that Cancer Sample.

2.5
Along with each Cancer Sample which University provides to Lixte pursuant to Paragraph 2.4, University shall also provide to Lixte two (2) Serum Samples taken from the same patient from whom the Cancer Sample was obtained, wherein the first Serum Sample is obtained within four weeks before Surgery, and the second Serum Sample is obtained one to six weeks after Surgery.

2.6
Along with each renal and bladder Cancer Sample which University provides to Lixte pursuant to Paragraph 2.4, University shall also provide to Lixte (i) a first Urine Sample taken from the same patient from whom the Cancer Sample was obtained, wherein the first Urine Sample is obtained within four weeks before Surgery, and (ii) if feasible for the University, a second Urine Sample taken from the same patient from whom the Cancer Sample was obtained, wherein the second Urine Sample is obtained one to six weeks after Surgery.

2.7
University agrees that all Materials will be obtained under informed consent meeting all the regulations of University and those of all applicable jurisdictions in Germany. Lixte is aware of each patient’s right to withdraw informed consent. In each instance where a patient withdraws consent, University will inform Lixte of such withdrawal and Lixte, once so informed, will not thereafter use any Material obtained from the patient who withdrew consent. All Materials provided to Lixte must be obtained as part of a clinically indicated procedure and must not be needed for clinical management, that is, all Materials should be “waste” tissue released by the responsible pathologist after taking all material needed for diagnosis and management.

2.8
The parties agree that any Material provided to Lixte which is obtained from a given patient will be accompanied by information about that patient and the method by which the Material was obtained, according to the procedures set forth in Appendix A, with the proviso that no information will be provided to Lixte which would reveal the identity of any patient from whom Material has been obtained.

2.9
The parties agree that Dr. Arndt Hartmann, Institute of Pathology, University of Regensburg, will act as Supervisor. Should Dr. Hartmann become unable or unwilling to perform such role, University will promptly select another individual to act as Supervisor, subject to Lixte’s approval. If a suitable Supervisor is not identified by the University, the parties acknowledge that Lixte may terminate this Agreement pursuant to Paragraph 6.2.

2.10	At Lixte’s request and expense, University will continue to store all or portions of all Materials for up to two (2) years after termination or expiration of this Agreement.

2.11
Lixte has the right to review the quality of Material selection, characterization and storage at any time during the term of this Agreement. If the quality is less than that required for Lixte’s purposes, Lixte will notify Supervisor who will work with Lixte to achieve the desired level of quality.

2.12
Lixte reserves the right to request in writing one or more minor changes in the procedures set forth in Appendix A without incurring additional cost provided the changes are no more demanding with respect to University’s time and supplies than the requirements specified in Appendix A as of the Effective Date, and provided that the changes are in compliance with applicable German laws and regulations. In each instance where Lixte requests a change pursuant to this Paragraph, Lixte will inform University in writing of such request, specifying the change requested. University, once so informed, will thereafter implement the requested change. University’s obligation to implement changes requested under this Paragraph shall not apply retroactively to procedures followed prior to such request.

2.13
Lixte is free to use any Material provided under this Agreement for the purpose of analyzing markers (e.g., morphological, molecular and metabolic markers) in tumors, cancer cells, serum and urine which may have use in the development of methods for understanding carcinogenesis, for detecting and assessing cancer behavior, for assessing the efficacy of cancer treatments, and for developing improved cancer treatments.

2.14
Lixte has no obligation during or after the term of this Agreement to provide or otherwise disclose to University or any third party any material or information which Lixte or its Affiliates produce or derive using any Material or information provided by University under this Agreement.

2.15
Neither Lixte nor any of its Affiliates shall have any obligation during or after the term of this Agreement to contribute, directly or otherwise, to the treatment or care of any patient in the care of the University, particularly any patient from whom any Material is obtained.

2.16	The parties hereto acknowledge their respective obligations to comply with all applicable laws and regulations in connection with the services provided under this Agreement.

2.17
University shall retain all laboratory notebooks containing data generated during the performance of its obligations under this Agreement. Subject to the provisions of Paragraph 2.8, Lixte shall have access to these laboratory notebooks during business hours upon request, and shall have the right to use the data therein for any purpose whatsoever. University shall not destroy or discard these laboratory notebooks without prior written approval from Lixte. University’s obligations under this Paragraph shall remain in effect for a period of five (5) years after the expiration or termination of this Agreement.

2.18
University shall ensure that Supervisor and other scientists and technicians who are to perform the University’s obligations under this Agreement are willing and capable of doing so, and shall ensure that they perform their respective obligations with all due care and diligence, in a professional and ethical manner, and in accordance with this Agreement and any other guidelines agreed upon from time to time by the parties.

2.19
In order to facilitate University's performance of its obligations under this Agreement, each party shall appoint a principal contact who shall represent the views of his or her respective party. As of the Effective Date, the principal contact for University shall be Dr. Arndt Hartmann, and the principal contact for Lixte shall be Dr. John Kovach. Each party hereto shall be free to change its principal contact by notice in accordance with Paragraph 9.1.

ARTICLE III
PAYMENTS

3.1
In consideration for the Services provided under this Agreement, Lixte shall pay University a total of €72,000. The €72,000 shall be paid to University in two (2) installments of €36,000 each. The first installment shall be made within sixty (60) days after the Effective Date. The second installment shall be made within sixty (60) days after the earlier of (i) the first anniversary of the Effective Date or (ii) University’s fulfillment of its obligations under Paragraphs 2.2 and 2.4 of this Agreement. Invoices will be made by University’s Office of Knowledge and Technology Transfer (Referat IV/6). The parties to this Agreement acknowledge that payments made under this Paragraph are exempt from German value added tax according to § 4 Nr. 1 a German Value Added Tax Act (Umsatzsteuergesetz). Should payments be subject to any tax such as, but not limited to, sales tax according to applicable United States tax law, such tax will be borne and paid by Lixte in addition to other payments due under this Paragraph.

3.2	Lixte will make checks payable to the Department of Pathology, University of Regensburg. Lixte will send all checks to the University by a method specified by the University.

3.3
Subject to the provisions of Paragraph 2.10, Lixte shall not be obligated to pay University any fee other than that specified in Paragraph 3.1, and shall not be obligated to pay any fee (including, without limitation, shipping costs and compensation to patients) to any third party in connection with this Agreement.

ARTICLE IV
INTELLECTUAL PROPERTY

4.1
All data, information, results and materials that are developed by Lixte using Materials during or after the term of this Agreement shall be solely owned by Lixte. Notwithstanding the foregoing, University shall be free to independently perform work using any Material, so long as such work does not involve the use of any data, information, results or materials owned by Lixte pursuant to this Paragraph 4.1.

ARTICLE V
CONFIDENTIALITY

5.1
It is understood that during the term of this Agreement, University and its employees may be exposed to information that is confidential and proprietary to Lixte. All such information (hereinafter “Lixte Confidential Information”), whether written or oral, tangible or intangible, that is made available, disclosed, or otherwise made known to University and its employees by Lixte or its employees under this Agreement shall be considered confidential and shall be considered the sole property of Lixte. It is also understood that during the term of this Agreement, Lixte and its employees may be exposed to information that is confidential and proprietary to University. All such information (hereinafter “University Confidential Information”), whether written or oral, tangible or intangible, that is made available, disclosed, or otherwise made known to Lixte and its employees by University or its employees under this Agreement shall be considered confidential and the sole property of University. University Confidential Information together with the Lixte Confidential Information shall constitute “Confidential Information.” Confidential Information shall be (a) marked as confidential, or (b) otherwise represented by the disclosing party as confidential either before or within a reasonable time after its disclosure to the receiving party. The Confidential Information shall be used by the receiving party and its employees only for purposes of performing the receiving party's obligations hereunder. This obligation of confidentiality, non-disclosure and non-use shall remain in effect for a period of five (5) years after the expiration or termination of this Agreement.

5.2	The obligations of confidentiality, non-disclosure and non-use set forth in Paragraph 5.1 shall not apply to any information that:

5.2.1	is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation under this Agreement; or

5.2.2	was already known to the recipient as evidenced by prior written documents in its possession; or

5.2.3	is disclosed to the recipient by a third party who is not in default of any confidentiality obligation to the disclosing party hereunder; or

5.2.4	is developed by or on behalf of the receiving party, without reliance on confidential information received hereunder as evidenced by written documents in its possession; or

5.2.5	is used with the consent of the disclosing party (which consent shall not be unreasonably withheld) in patent applications under the terms of this Agreement; or

5.2.6	has been approved in writing by one party for publication by the other party; or

5.2.7
is required to be disclosed in compliance with applicable laws or regulations in connection with the development, approval, manufacture or sale of products derived from services performed pursuant to this Agreement.

5.3
Subject to the provisions of Paragraphs 5.4 and 10.1, Lixte shall be free during and after the term of this Agreement to make public, or discard, any data, information, results or materials that are developed by Lixte using Materials.

5.4
Except as required by law, neither party shall release to any third party or publish via press release or otherwise any non-public information relating to this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

ARTICLE VI
TERM AND TERMINATION

6.1	The term of this Agreement shall extend from the Effective Date until the second anniversary of the Effective Date, subject to the other provisions of this Article.

6.2
Lixte may terminate this Agreement for any reason by giving sixty (60) days’ prior written notice to University. In the event of termination under this Paragraph, Lixte will not be obligated to pay any installment under Paragraph 3.1 which is due more than sixty (60) days after written notice of termination is given to University.

6.3
Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedy available to it at law, terminate this Agreement for reasonable cause, such as in the event the other party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such breach or default shall have continued for sixty (60) days after written notice thereof was provided to the Breaching Party by the Non-Breaching Party (or, if such breach or default cannot be cured within such 60-day period, if the Breaching Party does not commence and diligently continue actions to cure such breach or default during such 60-day period). Any such termination shall become effective at the end of such 60-day period unless the Breaching Party has cured any such breach or default prior to the expiration of such 60-day period (or, if such breach or default cannot be cured within such 60-day period and the Breaching Party has commenced and diligently continued actions to cure such breach or default, then such termination shall become effective at such time as the Breaching Party ceases to diligently continue actions to cure such breach or default prior to cure). The right of either party to terminate this Agreement as provided in this Paragraph shall not be affected in any way by its waiver or failure to take action with respect to any previous breach or default.

6.4
Neither expiration nor termination of this Agreement shall affect (i) any right or obligation of either party which has accrued as of the date of expiration or termination, or (ii) any right or obligation which expressly survives the expiration or termination of this Agreement.

ARTICLE VII
ASSIGNMENT

7.1
Neither this Agreement, nor any of the rights and obligations created herein, shall be assigned or transferred, in whole or in part, by any party hereto without the prior written consent of the other party hereto provided, however, that Lixte shall have the right to assign this Agreement to its Affiliates, or to a successor to that part of its business to which this Agreement relates, without such prior written consent. Any attempted assignment or transfer of such rights or obligations without such prior written consent, except as provided herein, shall be void.

7.2
In the event Lixte assigns this Agreement or any right or obligation created herein pursuant to Paragraph 7.1 of this Agreement, Lixte will inform University within twenty (20) days of such assignment. Once informed by Lixte of such assignment, and notwithstanding the provisions of Paragraph 6.3 of this Agreement, University shall have the right to terminate this Agreement by giving sixty (60) days’ prior written notice to Lixte in the event such assignment conflicts with University’s obligations under German law and regulations.

ARTICLE VIII
FORCE MAJEURE

8.1
No failure or omission by either party hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall have arisen from any cause or causes beyond the control of the party provided, in each case, that such failure or omission is cured as soon as is practicable following the occurrence of such event. Causes beyond the control of a party shall include, without limitation, any act or omission of any government; any rule, regulation or order issued by any governmental authority or by any officer, department, agency or instrumentality thereof; a fire; a storm; a flood; an earthquake; an accident; a war; a rebellion; a terrorist act; an insurrection; a riot; an invasion; a strike; and a lockout.

ARTICLE IX
NOTICES

9.1
Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if (a) personally delivered or sent by facsimile, internationally-recognized air courier or first class certified or registered mail, postage prepaid, return receipt requested, and (b) addressed as follows:

(i)	If to University:

Prof. Dr. Arndt Hartmann
Institute of Pathology
University of Regensburg
D-93042 Regensburg
Germany

(ii)	If to Lixte:

Dr. John Kovach
248 Route 25A #2
East Setauket
New York 11733
United States of America

or to such other address as the party to whom such communication is to be given may have furnished to the other party in writing. Any such communication shall be deemed to have been received when delivered, if personally delivered, or sent by certified or registered mail, return receipt requested; or when sent by facsimile or by internationally-recognized air courier.

ARTICLE X
PUBLICITY

10.1
The text of any press release relating to this Agreement or the transactions contemplated herein shall be reviewed in advance by both parties and may not, except as required by law, be issued without the prior written approval of both parties.

ARTICLE XI
INDEMNIFICATION

11.1
Lixte assumes all liability for damages which may arise from Lixte’s use, storage or disposal of Material. University shall not be liable for any loss, claim or demand made by Lixte, or made against Lixte by any party, due to or arising from the use of Material by Lixte, except to the extent set forth by mandatory law when caused by University’s gross negligence or willful misconduct.

11.2
The statutory remedies for defects of Material and services rendered by University shall be limited to the rights set forth in Paragraph 2.3 of this Agreement. Any further warranty claims are excluded. In particular, there is no warranty, express or implied, as to the fitness of Material for any purpose. There also is no warranty to the extent that any defects result from the biological nature of Material.

11.3
University shall be liable for claims for damages, whether based on contract theory or any other legal theory, only to the extent that the damage was caused by gross negligence or willful misconduct imputable to University. In the event of (i) bodily injury to an individual or (ii) nonperformance regarding a fundamental duty under this Agreement, University also shall be liable for negligence, such liability being limited (i) to such damage as University could have reasonably foreseen as of the Effective Date or (ii) to two times the amount billed for services to Lixte under this Agreement, whichever amount is lower. University’s liability shall not cover damage caused by use of Material or services which could have been prevented by Lixte’s examination of such Material or services at regular intervals. Any liability under applicable mandatory product liability laws or other mandatory laws shall remain unaffected.

ARTICLE XII
GOVERNING LAW AND ARBITRATION

12.1
All matters affecting the interpretation, validity and performance of this Agreement shall be governed by the laws applicable to agreements made in, and to be performed in, Germany, Regensburg, without regard to its conflict of law principles.

12.2
Any controversy or claim arising out of or relating to this Agreement, or the parties’ decision to enter into this Agreement, or the breach thereof which cannot be settled amicably shall be finally settled by (i) mediation if both parties to this Agreement consent thereto, or (ii) arbitration by one or more arbitrators at the International Chamber of Commerce in Geneva, Switzerland in accordance with that institution’s rules governing arbitrations by one or more arbitrators to be appointed under the terms of those rules. In any arbitration in which there are three arbitrators, the chairperson shall be of judicial education. The award of the arbitration will be final and binding upon the parties to this Agreement. As provided in Paragraph 12.1 of this Agreement, the arbitrator(s) shall apply the substantive law of Germany, Regensburg. No punitive damages shall be awarded to either party in the arbitration, and the parties shall be deemed to have waived any right to such damages. Further, the arbitrator(s) shall be bound by the express terms of this Agreement.

ARTICLE XIII
INTEGRATION

13.1
This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supercedes all prior agreements, understandings and arrangements, whether oral or written, of the parties with respect thereto.

13.2	Any amendment to, or modification of, this Agreement must be made in writing and signed by both parties.

ARTICLE XIV
GENERAL

14.1
It is understood and agreed that University and Lixte shall each have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as authorization for either party to act as an agent for the other.

14.2	University represents and warrants to Lixte that it is not a party to any agreement that would prevent it from fulfilling its obligations under this Agreement.

14.3
The waiver by either party hereto, whether express or implied, of any provision of this Agreement, or of any breach or default of either party hereto, shall not be construed to be a continuing waiver of such provision, a waiver of any succeeding breach or default, or a waiver of any other provision of this Agreement.

14.4
Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction by a court or other tribunal of competent jurisdiction, all other provisions, rights and obligations shall remain in force.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the Effective Date.

UNIVERSITY OF REGENSBURG

By:	/s/ Christian Blomeyer
Name: Dr. Christian Blomeyer
Title: Head of Administration

By:	/s/ Arndt Hartmann
Name: Prof. Dr. Arndt Hartmann
Title: Project Coordinator

LIXTE BIOTECHNOLOGY, INC.

By:	/s/ John S. Kovach
Name: John S. Kovach
Title: President